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KELLSTROM INDUSTRIES, INC. RECEIVES NASDAQ DELISTING NOTICE

REQUESTS HEARING TO APPEAL

MIRAMAR, Fla.--(BUSINESS WIRE)--Nov. 21, 2001--Kellstrom Industries, Inc. (Nasdaq: KELL - NEWS), today announced it received a Nasdaq Staff Determination on November 19, 2001 that its common stock is subject to delisting from The Nasdaq National Market, pending the outcome of the hearing described below.

The delisting determination was based on the failure of Kellstrom to file its Form 10-Q for the quarter ended September 30, 2001 as required under Nasdaq Marketplace Rule 4310(c)(14). Kellstrom intends to request an oral hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination and seek continued listing. When Nasdaq receives the hearing request, the delisting of the common stock will be automatically stayed pending the outcome of the hearing. As a result of Kellstrom's failure to file the Form 10-Q, the trading symbol for its common stock will be changed from "KELL" to "KELLE" at the opening of business on November 21, 2001. The common stock will continue to trade on The Nasdaq National Market pending the outcome of these proceedings.

There can be no assurance the Panel will grant Kellstrom's request for continued listing. Due to uncertainties relating to the impact of the terrorist attacks against the United States on September 11, 2001, which exacerbated the weak market conditions existing in the commercial aviation market and specifically in the commercial aviation aftermarket parts industry, Kellstrom is unable to determine when it will be in a position to file the quarterly report for such period. If Kellstrom is delisted from The Nasdaq National Market, it will seek to have its shares traded on an alternative trading venue, although there can be no assurance that an alternative trading venue will be available.

Kellstrom is a leading aviation inventory management company. Its principal business is the purchasing, overhauling (through subcontractors), reselling and leasing of aircraft parts, aircraft engines and engine parts. Headquartered in Miramar, FL, Kellstrom specializes in providing: engines and engine parts for large turbo fan engines manufactured by CFM International, General Electric, Pratt & Whitney and Rolls Royce; aircraft parts and turbojet engines and engine parts for large transport aircraft and helicopters; and aircraft components including flight data recorders, electrical and mechanical equipment and radar and navigation equipment.

Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the continued listing of Kellstrom's common stock on The Nasdaq National Market and the availability of an alternative trading venue. These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including the ability of Kellstrom to complete the compilation of the financial information necessary to prepare its quarterly report on Form 10-Q for the quarter ended September 30, 2001 and to comply with the remaining Nasdaq Stock Market listing requirements or the listing requirements of an alternative trading venue. Except for the historical information contained in this press release, all forward-looking statements are estimates by Kellstrom's management and are subject to various risks and uncertainties that may be beyond its control and may cause results to differ from management's current expectations. Certain of these risks are described above and in Kellstrom's filings with the Securities and Exchange Commission (SEC), including Kellstrom's annual and quarterly reports. Copies of Kellstrom's SEC filings are available from the SEC or may be obtained upon request from Kellstrom. Kellstrom does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CONTACT:

     Kellstrom Industries, Inc.
     Oscar Torres, 954/538-2604
     www.kellstrom.com
     or
     KELL'S INVESTOR RELATIONS COUNSEL:
     The Equity Group Inc. www.theequitygroup.com
     Linda Latman, 212/836-9609
     Bob Goldstein, 212/371-8660